Exhibit 2(b).1.3
SUPPLEMENTARY PROSPECTUS DATED 17 NOVEMBER 2005
National Grid plc
(incorporated with limited liability in England and Wales on 11 July 2000 under registered number 4031152)
National Grid Electricity Transmission plc
(incorporated with limited liability in England and Wales on 1 April 1989 under registered number 2366977)
Euro 6,000,000,000
Euro Medium Term Note Programme
This Supplement (the “Supplement”) to the Prospectus dated 18 August 2005, as amended and supplemented by a Supplementary Prospectus dated 26 August 2005 (together, the “Prospectus”), which comprises a base prospectus for each of National Grid plc (“National Grid”) and National Grid Electricity Transmission plc (“NGET”) (each an “Issuer” and together, the “Issuers”), constitutes (i) a supplementary prospectus in respect of the base prospectus for National Grid for the purposes of Section 87G of the Financial Services and Markets Act 2000 (the “FSMA”) with regard to National Grid and (ii) with the exception of information contained in this Supplement which relates to National Grid, a supplementary prospectus (the “NGET Supplement”) in respect of the base prospectus for NGET for the purposes of Section 87G of the FSMA with regard to NGET. This Supplement is prepared in connection with the Euro Medium Term Note Programme (the “Programme”) established by National Grid and NGET. Terms defined in the Prospectus have the same meaning when used in this Supplement.
This Supplement is supplemental to, and should be read in conjunction with, the Prospectus and any other supplements to the Prospectus issued by the relevant Issuer.
National Grid accepts responsibility for the information contained in this Supplement. To the best of the knowledge of National Grid (having taken all reasonable care to ensure that such is the case) the information contained in this Supplement is in accordance with the facts and does not omit anything likely to affect the import of such information.
NGET accepts responsibility for the information contained in the NGET Supplement. To the best of the knowledge of NGET (having taken all reasonable care to ensure that such is the case) the information contained in the NGET Supplement is in accordance with the facts and does not omit anything likely to affect the import of such information.
To the extent that there is any inconsistency between (a) any statement in this Supplement and (b) any other statement in, or incorporated by reference in, the Prospectus, the statements in this Supplement will prevail.
Save as disclosed in this Supplement, no significant new factor, material mistake or inaccuracy relating to information included in the Prospectus has arisen or been noted, as the case may be, since the publication of the Supplementary Prospectus dated 26 August 2005.

Amendment to the Terms and Conditions
The Terms and Conditions of the Instruments have been amended pursuant to a Second Supplemental Trust Deed between the Issuers and the Trustee dated 17 November 2005 as follows:
(i)	The deletion of the previous definitions of ““Index” and “Index Figure””, “Index Ratio”, “Limited Index Ratio” and “Limited Indexation Factor” and the addition of each of the following paragraphs as new definitions in substitution therefor in Condition 4.1:

“Index” or “Index Figure” means, subject as provided in Condition 4.3(i), the UK Retail Price Index (RPI) (for all items) published by the Office for National Statistics (January 1987 = 100) or any comparable index which may replace the UK Retail Price Index for the purpose of calculating the amount payable on repayment of the Reference Gilt. Any reference to the Index Figure which is specified in the relevant Final Terms as:
(i)	applicable to a particular month, shall, subject as provided in Conditions 4.3 and 4.5, be construed as a reference to the Index Figure published in the seventh month prior to that particular month and relating to the month before that of publication; or

(ii)	applicable to the first calendar day of any month shall, subject as provided in Conditions 4.3 and 4.5, be construed as a reference to the Index Figure published in the second month prior to that particular month and relating to the month before that of publication; or

(iii)	applicable to any other day in any month shall, subject as provided in Conditions 4.3 and 4.5, be calculated by linear interpolation between (x) the Index Figure applicable to the first calendar day of the month in which the day falls, calculated as specified in sub-paragraph (ii) above and (y) the Index Figure applicable to the first calendar day of the month following, calculated as specified in sub-paragraph (ii) above and rounded to the nearest fifth decimal place.
If the Index is replaced, the Issuer will describe the replacement Index in a supplement to the Prospectus;

“Index Ratio” applicable to any month or date, as the case may be, means the Index Figure applicable to such month or date, as the case may be, divided by the Base Index Figure and rounded to the nearest fifth decimal place;

“Limited Index Ratio” means (a) in respect of any month or date, as the case may be, prior to the relevant Issue Date, the Index Ratio for that month or date, as the case may be, (b) in respect of any Limited Indexation Date after the relevant Issue Date, the product of the Limited Indexation Factor for that month or date, as the case may be, and the Limited Index Ratio as previously calculated in respect of the month or date, as the case may be, twelve months prior thereto; and (c) in respect of any other month, the Limited Index Ratio as previously calculated in respect of the most recent Limited Indexation Month;

“Limited Indexation Factor” means, in respect of a Limited Indexation Month or Limited Indexation Date, as the case may be, the ratio of the Index Figure applicable to that month or date, as the case may be, divided by the Index Figure applicable to the month or date, as the case may be, twelve months prior thereto, provided that (a) if such ratio is greater than the Maximum Indexation Factor specified in the relevant Final Terms, it shall be deemed to be equal to such Maximum Indexation Factor and (b) if such ratio is less than the Minimum Indexation Factor specified in the relevant Final Terms, it shall be deemed to be equal to such Minimum Indexation Factor;

(ii)	The addition of the following paragraph as a new definition in Condition 4.1:

“Limited Indexation Date” means any date falling during the period specified in the relevant Final Terms for which a Limited Indexation Factor is to be calculated;

(iii)	The deletion of the previous Condition 4.2 and the addition of the following paragraph as a new Condition 4.2:
4.2	Application of the Index Ratio

Each payment of interest and principal in respect of the Instruments shall be the amount provided in, or determined in accordance with, these Conditions, multiplied by the Index Ratio or Limited Index Ratio in the case of Limited Index Linked Instruments applicable to the month or date, as the case may be, on which such payment falls to be made and rounded in accordance with Condition 3.2.4(e).
(iv)	The deletion of the previous Condition 4.3 and the addition of the following paragraph as a new Condition 4.3:
4.3	Changes in Circumstances Affecting the Index
(i)	Change in base: If at any time and from time to time the Index is changed by the substitution of a new base therefor, then with effect from the month from and including that in which such substitution takes effect or the first date from and including that on which such substitution takes effect, as the case may be, (1) the definition of “Index” and “Index Figure” in Condition 4.1 shall be deemed to refer to the new date or month in substitution for January 1987 (or, as the case may be, to such other date or month as may have been substituted therefor), and (2) the new Base Index Figure shall be the product of the existing Base Index Figure and the Index Figure for the date on which such substitution takes effect, divided by the Index Figure for the date immediately preceding the date on which such substitution takes effect.

(ii)	Delay in publication of Index if sub-paragraph (i) of the definition of Index Figure is applicable: If the Index Figure which is normally published in the seventh month and which relates to the eighth month (the “relevant month”) before the month in which a payment is due to be made is not published on or before the fourteenth business day before the date on which such payment is due (the “date for payment”), the Index Figure applicable to the month in which the date for payment falls shall be (1) such substitute index figure (if any) as the Trustee considers to have been published by the Bank of England for the purposes of indexation of payments on the Reference Gilt or, failing such publication, on any one or more issues of index-linked Treasury Stock selected by an Indexation Adviser (and approved by the Trustee) or (2) if no such determination is made by such Indexation Adviser within seven days, the Index Figure last published (or, if later, the substitute index figure last determined pursuant to Condition 4.3(i)) before the date for payment.

(iii)	Delay in publication of Index if sub-paragraph (ii) and/or (iii) of the definition of Index Figure is applicable: If the Index Figure relating to any month (the “calculation month”) which is required to be taken into account for the purposes of the determination of the Index Figure for any date is not published on or before the fourteenth business day before the date on which such payment is due (the “date for payment”), the Index Figure applicable for the relevant calculation month shall be (1) such substitute index figure (if any) as the Trustee considers to have been published by the Bank of England for the purposes of indexation of payments on the Reference Gilt or, failing such publication, on any one or more issues of index-linked Treasury Stock selected by an Indexation Adviser (and approved by the Trustee) or (2) if no such determination is made by such Indexation Adviser within seven days, the Index Figure last published (or, if later, the substitute index figure last determined pursuant to Condition 4.3(i)) before the date for payment.
(v)	The deletion of the previous Condition 4.4 and the addition of the following paragraph as a new Condition 4.4:
4.4	Application of Changes

Where the provisions of Condition 4.3(ii) or Condition 4.3 (iii) apply, the determination of the Indexation Adviser as to the Index Figure applicable to the month in which the date for payment falls or the date for payment, as the case may be, shall be conclusive and binding. If, an Index Figure having been applied pursuant to Condition 4.3(ii)(2) or Condition 4.3(iii)(2), the Index Figure relating to the relevant month or relevant calculation month, as the case may be, is subsequently published while an Instrument is still outstanding, then:
(i)	in relation to a payment of principal or interest in respect of such Instrument other than upon final redemption of such Instrument, the principal or interest (as the case may be) next payable after the date of such subsequent publication shall be increased or reduced, as the case may be, by an amount equal to the shortfall or excess, as the case may be, of the amount of the relevant payment made on the basis of the Index Figure applicable by virtue of Condition 4.3(ii)(2) or Condition 4.3(iii)(2) below or above the amount of the relevant payment that would have been due if the Index Figure subsequently published had been published on or before the fourteenth business day before the date for payment; and

(ii)	in relation to a payment of principal or interest upon final redemption, no subsequent adjustment to amounts paid will be made.
Amendment to the Form of Final Terms
(i)	The reference to “Limited Indexation Month(s):” in paragraph 18(xii) in Part A of the Form of Final Terms shall be replaced with “Limited Indexation Month(s) or Period for calculation of Limited Indexation Factor:”.

(ii)	A new paragraph 18(xv) shall be inserted as follows:

(xv) “Index” or “Index Figure” (Condition 4.1):	Sub-paragraph [(i)/(ii)/(iii)] of the definition of ““Index” or “Index Figure”” as set out in Condition 4.1 shall apply
Unaudited consolidated financial statements of National Grid as at, and for the six months ended, 30 September 2005
On 17 November 2005 National Grid published its unaudited consolidated financial statements as at, and for the six month period ended, 30 September 2005. A copy of those financial statements has been filed with the Financial Services Authority and, by virtue of this Supplement, those financial statements are incorporated in, and form part of, the Prospectus. Copies of all documents incorporated by reference in the Prospectus can be viewed on the website of the Regulatory News Service operated by the London Stock Exchange at http://www.londonstockexchange.com/en-gb/pricesnews/marketnews/.